Exhibit 10.21

RITE AID HDQTRS. CORP / PROVISION INTERACTIVE TECHNOLOGIES INCORPORATED

POINT OF SALES ADVERTISING AGREEMENT

This Point of Sales Advertising Agreement (the "Agreement") is made on April 12, 2013 by and between Provision Interactive Technologies, Inc, ("PITI"), a California Corporation, with offices at 9253 Eton Avenue, Chatsworth, CA 91311, and Rite Aid HDQTRS. CORP ("Rite Aid"), located at 30 Hunter Lane, Camp Hill, Pa 17011, collectively the "Parties".

Whereas PITI manufactures and distributes a free-standing 30 holographic based kiosk known as the "3D Rewards Center ("3D Rewards Center") with the capability to display 30 advertisements and dispense promotions, sweepstakes, samples, vended products and coupons (collectively "Rewards") in addition to other programs the Parties may agree upon, and creating, producing and selling HoloMedia ™ Point of Sales advertising media (the "POS Ads" or the "Media"), which is broadcast and presented on the System, in addition to 20 displays with the capability to display 2D advertisements, collectively ("Systems");

Whereas PITI wishes to locate Systems in mutually agreed-upon locations within Rite Aid retail stores;

Whereas Rite Aid agrees to allow PITI to place Rite Aid approved Systems in Rite Aid retail stores for the purposes of displaying advertisements, promotions, sweepstakes, samples, coupons and other consumer based or Rite Aid programs that the Parties may agree upon.

NOW, THEREFORE, under the terms, conditions and covenants contained herein, the Parties agree as follows:

1)	Term. The term of this Agreement shall commence as of the effective date of the signing of this Agreement and, unless sooner terminated in accordance with the provisions hereof, shall continue for: (a) the aggregate designated term set forth for the Advertising Revenues Sharing between the Parties; defined as, the duration minimum of forty-two (42) months of the Advertising Revenues Sharing between the Parties for each System/s in completed Rite Aid designated markets, (e.g. Los Angeles, New York, etc.) from the first of the month following date of complete market installation for each of the said System/s, during which PITI will provide Systems to Rite Aid, and (b) whereupon, the Agreement will automatically renew for a subsequent two (2) years, under terms and conditions mutually agreed to by the Parties; unless either party provides a 90-day written notice of intent to terminate at anytime during the renewal term.

Either party may terminate this Agreement if the other party is in material breach of any provision of this Agreement and has not cured such breach within ninety (90) days of notice hereof. Upon termination, PITI will be given one hundred twenty (120) days to remove Systems from the Rite Aid retail locations. The costs to remove Systems from the stores shall be borne by the party that caused the material breach.

2)	System/s Management. The System(s) are and shall remain under the sole management of PITI and shall be surrendered on demand if the terms of this Agreement are violated. PITI reserves the right at PITl's sole discretion to remove a System from a location if advertising sales in that location does not warrant its placement. All Systems which have been installed in any Rite Aid location shall remain at their initial installed locations and shall not be moved without notification to PITI and PITI will arrange for Systems to be moved by PITI trained installers at a time of mutual convenience for the Parties.

3)	Responsibilities of PITI.

a)	Display Design. PITI will coordinate the final display design and operating guidelines with input and approval from Rite Aid. PITI will comply with any and all applicable (included but not limited to) laws, rules and/or regulations applicable to its business and/or the 30 Reward Center kiosks.

a)	PITI will redesign and present a working 30 topper and fully-functional Rewards Center kiosk for Rite Aid review and approval at its discretion, no later than the week of May 6-10, 2013.

b)	PITI will install said redesigned 30 topper and kiosk at Rite Aid's merchandising facility in Camp Hill, Pa.

b)	Advertising Revenues Sharing I Compensation. PITI will remit to Rite Aid in the amounts as follows:

a)	PITI shall render to Rite Aid, as consideration for allowing PITI to install and maintain System(s) located/installed in their facilities on a fully functional basis 50% percent of the gross advertising revenues, minus operational costs as outlined in Addendum "A" attached herein. The System(s) will not be considered to be fully functional until the month after each initial store-install. All amounts are due no later than the 30th of the next month (e.g. October payment is due by November 30) in which revenues were received. Payments will begin to accrue in the third month following each store install to cover the cost of Systems installation.

b)	Rite Aid has the right to add programs, with agreed upon hardware/software requirements, to utilize the System as a portal for Rite Aid branded programs, such as wellness+. The financial burden of any additional hardware or software programs for the System will be determined and agreed upon between the Parties.

c)	Rite Aid will have 15% of the air time slots on the 3D screen to promote their own products, services or programs at no charge. Rite Aid will be responsible for the creative and production costs of this content. If Rite Aid elects to forego use of their 15% time slot allocation, then Provision can sell these time slots to other advertisers to the Parties' mutual benefit. Rite Aid shall receive 50% percent of the net advertising revenues from any surrendered air time sold by PITI or its agents.

c)	Installation:

a)	Work with the designated Rite Aid Corporate Headquarters representative(s) tasked with determining System location placement within each store to review and endorse said location.

b)	Perform complete diagnostic check of each System.

c)	Provide personnel training as required for corporate or field operations personnel.

d)	Provide stores with contact information for service.

e)	Designate an Operations point-person to interface with a Rite Aid counterpart as it pertains to all store installs and in-store operational issues.

f)	Connect System to designated store electrical outlet and internet supply. If additional electrical work is required for power or internet connectivity, the full invoiced amounts for this work will be initially paid for by Rite Aid, with 50% debited against revenue share compensation to be rendered to PITI.

d)	Technical Support:

a)	From the internet, monitor System performance via PITI on-line service center.

b)	Run diagnostics and provide the preventive maintenance to keep Systems in good operating condition as required.

c)	Provide routine service, cleaning and stocking of the Systems.

d)	Provide for emergency repairs within normal and reasonable industry standards (generally within 48 hours).

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e)	Network Management:

a)	PITI manages network administration to deliver content to each store location.

b)	PITI may create 3D content with/for advertiser.

c)	PITI confirms content scheduling for Rite Aid Systems with advertisers.

d)	PITI transmits content and schedule to Rite Aid "gatekeeper" for approval.

e)	PITI implements approved content activity via on-line network.

f)	PITI provides Rite Aid and advertiser with schedule and play time documentation.

f)	Content Approval

a)	At least ten (10) business days prior to the proposed transmission, PITI will submit all proposed content to be displayed by the System to the gatekeeper identified by Rite Aid. Content will be sent to Rite Aid via a secure internet site. All content (national, regional. local) advertising must be reviewed and approved by Rite Aid in writing (via email) prior to transmissions.

g)	Advertising

a)	PITI has exclusive rights to sell advertising (national, regional, local) on their 30 Reward Center digital signage screens and 20 touch screens, but can seek joint ventures and strategic alliances to assist. However, in doing so shall not absolve PITI of any of its indemnity obligations hereunder.

b)	While all advertisements are subject to Rite Aid's right of refusal, both parties agree that the following advertisers and categories are appropriate for display in Rite Aid stores:

(1)	Non-pharmacy products endemic in Rite Aid stores (minimum of 90% penetration across impacted stores)

(2)	Pharmaceutical manufacturers

(3)	Non-competitive national, regional and local health and wellness service providers, including but not limited to hospitals. physician practices, health insurers. dentists, chiropractors, massage therapists and nutritionists.

h)	Roll Out Schedule

The Parties agree to install two hundred (200) Systems, with one hundred Systems designated each for the Los Angeles and New York markets. The wellness+ customer loyalty program, as specified by Rite Aid and agreed to by Provision, will be incorporated onto the System operating platform as part of the initial Phase 1 rollout of two hundred (200) Systems. Following the successful integration of wellness+ as agreed to between the Parties, the Parties will work cooperatively to implement a phased Roll-Out Schedule for additional market implementations following the schedule outlined in Schedule "B" as a guideline. The Parties agree that the Roll-Out Schedule is only a template that can be influenced by a variety of issues, including but not limited to,-advertising, operations and force majeure. The Parties agree to meet quarterly to review the Roll-Out Schedule and make adjustments as agreed upon.

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4)	Responsibilities of Rite Aid

a)	Store Participation. All participating Rite Aid stores will be approved for Systems installs as determined solely by Rite Aid based on Rite Aid's business requirements. including but not limited to store size, customer traffic and sales volume.

b)	System Location. Rite Aid will identify store locations for the installation of the System at each store that meets the following criteria:

a)	A high traffic, high visibility location - in proximity to the entrance area of the store, where possible.

b)	If the initial store placement location, as determined by Rite Aid representative with store print location forwarded to PITI, is not agreed upon by PITI, then the Rite Aid representative and PITI representative will meet to review. If a suitable location still cannot be determined between the Parties then this store will not be installed.

c)	Content Approval:

a)	Rite Aid will designate "gatekeeper" responsibility to a department responsible to review, approve or decline the content and scheduling submitted by PITI and notify PITI in writing (via email) of any issues which need to be addressed within five (5) business days of the date Rite Aid receives the content. If Rite Aid gatekeeper does not respond in writing (via email) to PITI within five (5) business dates of any issues which need to be addressed, then content will be considered approved as submitted.

d)	Installation Support:

a)	Rite Aid will designate an Operations point-person to interface with a PITI counterpart to coordinate all communications and installs with field store managers.

e)	Marketing Support. Rite Aid will support PITI's marketing of this program as follows:

a)	Within fifteen (15) days following the signing of this Agreement, provide an updated letter of support for the project, and announcing the planned Phase 1 Roll Out of the project.

b)	Provide store data as it relates to sales lift of products, traffic counts, readily-available demographics, and other information that can aid PITI in selling advertising or services across the System.

c)	Assist in promotion of System to ad/media industry at large through supporting industry articles, press releases, interviews, trade conferences, etc, as agreed to between the Parties.

d)	Coordinate meetings between PITI and Rite Aid media, marketing, purchasing, vendors and operations groups to explain the System program with the intent on developing synergistic advertising or programs that will increase traffic to the System to the Parties' mutual benefit. Assist PITI with necessary feedback and approvals on 30 display/kiosk designs and software programs on a timely basis.

e)	In Store Support. Rite Aid agrees to provide general kiosk surface cleaning on an as needed basis to the exterior of 30 Rewards Center and touch screen, and to add printer paper as needed. Provision will provide training to store managers during installs on replacing printer paper and cleaning instructions, in addition to a leave behind operating manual. PITI also will provide stores with suitable stock of printer paper to minimize down-time for machines.

f)	PITI will work with Rite Aid to forecast and provide ample on-hand supply of paper for all impacted Rite Aid distribution centers for replenishment ordering by Rite Aid's store management, utilizing Rite Aid's existing inventory management and distribution systems.

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5)	Audit Rights. Either party, upon providing adequate and reasonable notice of at least ten (10) business days, shall have the right to semi-annually conduct an audit of that portion of the other party's books which pertain to the recurring revenue sharing of sales of Media, and the agreed upon deductible line item actual costs as outlined in Addendum "A".

6)	Systems Hardware and Software. A listing of the basic hardware components and software included in the initial Systems is listed in Addendum "C”. Additions of hardware components or software, as financially agreed upon between the Parties, will be in addition to the initial Systems spec as outlined in Addendum "C".

7)	Governing Laws. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of laws provisions hereof.

8)	Disputes. Any disputes between Rite Aid and PITI that cannot be resolved will be submitted to arbitration under the commercial arbitration rules for streamlined arbitrations under JAMS. Either party may invoke this paragraph after providing 10 days written notice to the other party. All costs of arbitration shall be borne by the non-prevailing party. Each party shall pay for its own attorney's fees. Said arbitration will be held in the Commonwealth of Pennsylvania.

9)	Warranties. Neither party makes any warranties with respect to the use of the System by either party or by any third party. PITI warrants that the Systems do not infringe on the intellectual property rights of any third party.

10)	Exclusivity. Rite Aid agrees that during the term of this Agreement, PITI shall be the sole provider of 30 and all agreed upon PITI directed or 3rd -party solicited and sold in-store 20 digital media signage, interactive and noninteractive, to all their locations. Existing digital signage systems that sell media or advertising in specific locations within Rite Aid stores, such as Valassis, Rx Edge, and LifeClinic, shall remain and be grandfathered for the term of this Agreement.

11)	Relationship Defined. Neither PITI nor Rite Aid is an employee, agent, partner or representative of the other for any purpose or reason whatsoever. Each is an independent company and each shall have sole control of the manner and means of their performance under this Agreement.

12)	Confidential Information/Covenant Not to Compete and Protection of Confidential Information.

a)	The Parties agree that the identification of the customers and all information contained in Rite Aid's and PITI files pertaining to their customers, their business needs and demands, and all pricing information relating to any product or services purchased by any of said customers at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by the Parties.

b)	Therefore, the Parties hereby agree that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protected, confidential information and trade secrets, which information is and shall remain the other party's sole property, and which neither may reveal or in any manner whatsoever utilize or divulge to any other person or party for any reasons whatsoever during or after the term of this Agreement. The obligation is waived to the extent that disclosure is necessary solely to obtain any official governmental authorizations that may be required.

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c)	The Parties further agree to protect the confidentiality of all information which may be obtained from the other party relating to the aforementioned items, and which would not otherwise be known by the other party, except as a result of the relationship herein contemplated between the Parties. The confidentiality obligations of the Parties hereunder will survive the expiration or termination of this Agreement.

13)	Mutual Obligation to Indemnify.

a)	Each party ("Defender") will defend the other party ("Defended") from and against all claims, liabilities, losses, expenses, fines, penalties, taxes or damages (collectively, "Liabilities") asserted against Defended by a third party to the extent such Liabilities arise out of or relate to a claim that any materials provided by the Defender to the Defended pursuant to this Agreement violate a United States issued patent, or any copyright or trade secret rights of a third party (the "Indemnified Property"). Defended will give Defender prompt written notice of Liabilities asserted, provide Defender with reasonable assistance, and immediately cease use of the material alleged to give rise to the Liabilities. Defender will solely control the defense of and settlement to the asserted Liabilities. If in the Provider's opinion any Deliverable (or any portion thereof) is likely to become the subject of a third party claim of infringement of any Indemnified Property, Rite Aid will cease using such Deliverable upon the Provider's request. In addition, Provider will either procure the right for Rite Aid to continue using the Deliverable, or will replace or modify the same to be non-infringing; if neither of the forgoing options is reasonably available, Provider will refund to Rite Aid amounts paid for the Deliverable at issue as Rite Aid's sole remedy. Provider's indemnification obligations related to patents, as set forth in this section, only apply to Liabilities that Provider has received notice within twelve (12) months of delivery to Rite Aid of the applicable Deliverable. Notwithstanding the foregoing, this indemnification may be limited in scope or totally nullified to the extent that the Defended knew of, or had been specifically advised of, any risk in connection with the use of such materials, and elected to use such materials despite such risk.

b)	Each party also hereby agrees to indemnify and hold the other harmless from any and all liabilities, claims, demands, cost and attorney’s fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) sustained by either party and/or either party's property as a result of any proven negligent act or omission of the other party, its sub-contractors, employees or any other representatives, and shall further defend at the indemnifying party's sole expense any and all proceedings, request for proceedings, actions, causes of action and/or arbitrations brought against either party in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by the indemnifying party in connection therewith, except damages, injuries and/or liabilities resulting from the indemnified party's own acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature.

The indemnifying party shall have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at its cost and expense. This section will survive the expiration or termination of this Agreement.

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14)	IT Security: PITI represents that it follows industry best practices as a means to prevent any compromise of its information systems, computer networks or data files ("Computer Systems") by unauthorized users, viruses or malicious computer programs ("malicious functionalities") which could in turn be propagated via computer networks, email, magnetic media or other means to Rite Aid.

PITI shall apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and antivirus software; maintaining said countermeasures, operating systems and other applications with up-to-date virus definitions and security patches; installing and operating security mechanisms in the manner in which they were intended sufficient to ensure Rite Aid will not be impacted nor its operations disrupted; and permitting only authorized users to computer systems applications.

PITI agrees to adhere to industry "best practices" security standards as it pertains to the technology environment hosting and controlling access to data provided by Rite Aid and utilized by both Rite Aid and PITI. PITI further agrees to exercise reasonable due diligence to ensure that any and all of PITI's agents, business partners, contractors and subcontractors maintain compliance with the same industry "best practices" security standards.

Rite Aid reserves the right to terminate this contract at any time, without penalty or any other termination charges, if it determines that PITI's technology environment poses an undue risk to the Rite Aid environment or the Rite Aid networks. These risks include, but are not limited to:

a)	A proven security breach through PITI's technology adversely affects Rite Aid or the Rite Aid Network.

b)	PITI's environment is not maintained in an up-to-date secure state (application of patches, vulnerabilities and anti-virus, etc.)

c)	PITI's equipment is found not to comply with industry "best practices" security standards.

Each Party will use commercially reasonable measures to screen any software provided or made available by it to the other Party hereunder for the purpose of avoiding the introduction of any "virus" or other computer software routine or hardware components which are designed (i) to permit access or use by third parties to the software of the other Party not authorized by this Agreement, (ii) to disable or damage hardware or damage, erase or delay access to software or data of the other Party or (iii) to perform any other similar actions. If a virus is found to have been introduced into Rite Aid's systems or the systems used to provide the Services as a result of a breach of the foregoing covenant, PITI will use commercially reasonable efforts, at no additional charge, to reasonably assist Rite Aid (within the scope of the Services) (A) in eradicating the virus and reversing its effects and (B) to the extent the virus causes a loss of data or operational efficiency as a result of a breach of the foregoing covenant, in mitigating and reversing such losses.

PITI in accordance with its standard security policies and procedures shall perform and share with Rite Aid a summary of the most recent results of any third party security assessment or SSAE 16 assessment of the PITI technology environment. including any Third Party hosting environment.

PITI agrees to regularly audit and monitor information systems processing Rite Aid's business activities to ensure the protection of Rite Aid's information. Monitoring includes, but is not limited to, potential breaches or hacking activity and access to devices. PITI must have defined processes for security alerting, escalation and remediation that are consistent with the Services procured pursuant to the Agreement.

PITI agrees that failure to comply with "industry best practices" and Rite Aid's security standards, Rite Aid may require PITI to provide select agreed upon cyber insurance coverage that will appropriately mitigate any potential risk or undue financial exposures to Rite Aid.

If PITI becomes aware of or determines that PITI's technology or equipment is adversely affected by a security breach, or is causing or is threatening to cause a security breach, incident or other violation of PITI's or Rite Aid's network or security standards. PITI agrees to immediately notify a member of Rite Aid's Technology Management team.

Additionally, if based on Federal and State current information security and privacy laws, a security breach or incident requires Rite Aid or PITI to notify or disclose the incident to Rite Aid associates, PITI or Rite Aid customers, PITI shall be solely responsible for all disclosure requirements including any and all fines and costs associated with these disclosures

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15)	Force Majeure. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability.

The disabled party shall make all reasonable efforts to remove such disability within forty-five (45) days of giving notice of such disability. If the disability continues for more than ten (10) days after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder. During any period of disability as set forth in this Article 12, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder.

16)	Entire Agreement. This Agreement, together with attached Addendums, constitute the entire understanding and agreement between PITI and Rite Aid with respect to terms, and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements of communications between PITI and Rite Aid. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which is not embodied herein, and that no other Agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

17)	Binding on Successors/Assignment. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties, their heirs, administrators, executors or successors; provided, however, that neither party shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without the other party's prior written consent, which shall not be unreasonably withheld.

18)	Headings. The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

19)	Authority. The undersigned individuals and/or entities executing this Agreement on behalf of their respective Parties represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such Parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

20)	Notice. Any notice or demand given under this Agreement shall be in writing and shall be given or made by (i) certified mail of the United States Postal Service, return receipt requested, (ii) personal delivery, or (iii) air courier (such as Federal Express) addressed as follows:

If to PITI:	Robert Ostrander
Vice President
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311

With a copy to: Provision Legal at same address.

If to Rite Aid:	Craig Riner
Senior Vice President, Marketing
Rite Aid
30 Hunter Lane
Camp Hill, PA 17011

With a copy to: Rite Aid's Legal Department at the same address.

Either party may designate a different address by written notice similarly given. Any notice or demand shall be deemed to have been given or made on the date of receipt as evidence by certified mail receipt or other receipt of air courier service.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be entered into and sign their respective names hereto:

Rite Aid Hdqtrs Corp	Provision Interactive Technologies, Inc.

By: Craig Riner	By: Robert Ostrander

/s/ Craig Riner	/s/ Robert Ostrander
Its: Vice President, Marketing	Its: Senior Vice President
Date: 4/12/13	Date: 4/12/13

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Addendum "A"

The parties agree that the following line items, with estimated costs shown here, will realize actual costs and then be deducted from the gross advertising revenues received by PITI prior to the agreed upon 50/50 revenue split between the parties. Estimated line item costs are:

Estimated Costs
For Provision:	1) Provision Systems Manufacturing Costs and Investor Obligations**	$780 per month per system.
	2) Printer Paper	$25 per month per system
	3) Software Licensing Fees (2)	$35 per month per system.
	4) Network Operations Center (NOC	$30 per month per system.
	5) Network Administration Fee	$40 per month per system.
	6) Monthly Service Fee	$95 per month per system.
	7) Wireless internet connectivity	As needed or determined by the parties.
	Provision Total Monthly Costs per System:	$1,005

For Rite Aid:	1) Monthly electrical usage	$ 16 per month per system.
	2) Monthly internet usage	$ 10 (estimated).
	3) Installation of electrical power and data lines	TBD
	Rite Aid Total Monthly Costs per System:	$26

**Based on fully functional basis, equal to 30% of estimated monthly ad gross revenues of $2600 per month.

Example: $2600 - ($1005 + 26) = $1569

Revenue Share of Rite Aid @ 50% = $784.50

Revenue Share of PITI @ 50% = $784.50

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Addendum “B”

2013 Rite Aid Store Roll Out Schedule – Guideline

Market & DMA Ranking	Phase 1	Phase 2	Phase 3	Phase 4	Total by DMA	Total Available
#1 New York					507	507
#2 Los Angeles					279	279
#4 Philly					364	364
#5 San Francisco					71	71
#7 Boston					168	168
#8 Atlanta					135	135
#9 Washington DC					98	98
#11 Detroit					133	133
#14 Seattle					106	106
#17 Cleveland					100	100
#18 Denver					16	16
#20 Sacramento					72	72
#22 Pittsburgh				153	153	153
#23 Portland				54	54	54
#24 Baltimore				97	97	97
#25 Charlotte				83	83	83
#27 San Diego				46	46	46
#28 Raleigh-Durham				72	72	72
#29 Hartford & New Haven				64	64	64
Store Installs by Phase	210	798	1041	569
Cumulative Store Installs	210	1008	2049	2618
Store Penetration		21.67%	44.05%	56.28%

*Notes

1. Both parties recognize that due to store size, space and other business limitations, the PITI program may not reach 100% store penetration in all Rite Aid markets.

2. Additional Phases of Rollout Schedule, including timing and store counts to be agreed to between the parties.

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Addendum "C"

A listing of the initial Systems hardware components and software programs are outlined here to serve as a baseline for future discussions pertaining to the addition of additional programs to the System, as mutually agreed upon between the Parties.

System hardware component parts:

1) One 17" 30 Holographic screen, Provision model HL 17 MD.

2) One 17" open frame touch monitor (touch screen)

3) One thermal printer, capable of printing coupons, receipts rewards, etc.

4) One RFID card reader.

5) Kiosk Stand .... 2 sq. ft footprint, 72" tall. ADA compliant.

6) Electrical: 120V, 60Hz.

7) PC based, network ready for DSL, Ethernet, or Wireless connectivity.

8) Audio speakers for both HL 17MD and Touch Screens.

9) UPS (uninterruptible power supply)

10) Rite Aid to determine kiosk color(s) and exterior branding, if any.

11) The parties will work cooperatively on 30 topper redesign to the mutual satisfaction and required approval of both parties.

System Software Programs

1) Provision Coupon Application Program

2) Provision Sampling Vending Program (Provision Optional)

3) Provision Content Management Program

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